Exhibit 5.2

31 October 2024

THE GROWHUB LIMITED

60 Paya Lebar Road

#12-37 Paya Lebar Square

Singapore 409051

Dear Sirs

LEGAL OPINION ON CERTAIN SINGAPORE LAW MATTERS

1. We are the advisers on Singapore law to The Growhub Limited (“ListCo”) in connection with the ListCo’s registration statement on Form F-1 filed with the Securities and Exchange Commission (“Commission”) under the United States Securities Act of 1933 (“Act”) (“Document”), relating to the proposed listing and initial public offering of 2,725,000 Class A Ordinary Shares of the ListCo with a par value of US$0.0005 per share (or 3,133,750 Class A Ordinary Shares if the underwriter exercises the overallotment option to purchase additional shares) (“Proposed Listing”). The ListCo will also be issuing warrants to the underwriter (“Warrants”) to purchase up to 313,375 Class A Ordinary Shares in the ListCo.

2. This legal opinion is limited to the laws of Singapore in force as at the date hereof as currently applied by the Singapore courts and given on the basis that they will be governed by and construed in accordance with Singapore law. We express no opinion as to the laws of any other jurisdictions or as to factual matters. We have assumed that there is nothing in the laws of any other jurisdiction which affects the opinions in this legal opinion, and we have made no investigation of, and express no opinion in relation to, the laws of any other jurisdiction for the purposes of this legal opinion. In this opinion, a reference to “laws” or “law” is a reference to the common law, principles of equity and laws and regulations constituted or evidenced by documents available to the public generally.

3. For the purposes of this legal opinion, we have examined only the Document and no other document. Based on the foregoing and in reliance thereon and subject further to all qualifications and assumptions set out in this legal opinion and to any matters not disclosed to us, and having regard to such considerations of the laws of Singapore in force as at the date this legal opinion as we consider relevant, we are of the opinion that the statements in the Document under the captions “Prospectus Summary”, “Risk Factors”, “Regulations”, “Enforcement of Civil Liabilities”, “Taxation – Singapore Taxation” and “Underwriting”, in so far as they purport to summarise the provisions of the laws of Singapore, are accurate in all material respects as at the date of this legal opinion.

4. For the purpose of rendering this legal opinion, we have assumed:

(a)	there are no documents not examined by us which would affect or have any implication on this legal opinion;

(b)	all statements of fact contained in the Document are true, accurate and complete and not misleading in any respect; and

DREW & NAPIER LLC 10 Collyer Quay, #10-01 Ocean Financial Centre, Singapore 049315

T:+65 6535 0733 T:+65 9726 0573 (After Hours) F:+65 6535 4906 E: mail@drewnapier.com www.drewnapier.com

Drew & Napier LLC (UEN 200102509E) is a law corporation with limited liability.

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(c)	there are no provisions of the laws of any jurisdiction outside Singapore which would have any implication for the opinions we express and, insofar as the laws of any jurisdiction outside Singapore may be relevant, such laws have been or will be complied with.

5. This legal opinion is subject to the following qualifications:

(a)	this legal opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the Document or otherwise, including but without limitation, any other document signed or to be signed in connection therewith or pursuant thereto;

(b)	the description of Singapore laws as referred to in paragraph 3 in this legal opinion only sets out the relevant Singapore laws and regulations in a general sense and does not constitute a comprehensive legal opinion on such matter;

(c)	we express no view as to whether any of the ListCo and its subsidiaries (“Group”) have been or will be in compliance with any or all of the laws of Singapore;

(d)	we express no view on the due incorporation and current legal status of the subsidiaries of the ListCo incorporated in Singapore;

(e)	we expressly disclaim any of our liabilities in any part of the Document other than the description of Singapore laws as referred to in paragraph 3 in this legal opinion; and

(f)	the opinions in this legal opinion are given based solely on the description of the business and activities of the Group set out in the Document and we express no opinion on the accuracy and completeness thereon.

6. For the purposes of rendering this legal opinion, we have relied, and based our opinions, only on the Document. We do not purport to be an expert on or to be generally familiar with or qualified to express legal opinions based on any laws other than the laws of Singapore. Consequently, this legal opinion is limited to Singapore law currently in force and is given on the basis that it will be governed exclusively by and construed in accordance with, and any liability which may arise in respect of it is to be governed by, Singapore law. This legal opinion is given on the further basis that we undertake no responsibility and are under no obligation to notify any addressee of this legal opinion of any change in the laws of Singapore after the date of this legal opinion which could render the opinions expressed herein no longer applicable.

7. We have made no independent investigations of the laws of any other jurisdiction as a basis of this legal opinion and do not express or imply any views thereon. This opinion is delivered solely for the purpose of and in relation to the Proposed Listing and the Document publicly filed with the U.S. Securities and Exchange Commission on the date of this opinion and may not be used and may not be relied upon for any other purpose without our prior written consent.

8. We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Document, and to the reference to our name in such Document. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder. Except with our prior written consent or consented herein, this opinion is not to be transmitted or disclosed to or used or relied upon by any other person or used or relied upon by the ListCo for any other purpose and may not be filed with any governmental agency or authority or quoted in any public document, save that to the extent required by any law or regulation or court order or in connection with any judicial proceeding or in seeking to establish any defence in any legal or regulatory proceeding or investigation relating to the matters set out herein. Our lability under this legal opinion shall not exceed the amount of legal fees received by us from the ListCo in relation to the Proposed Listing.

9. This opinion is given on the basis that it will be governed by, and construed in accordance with, Singapore law.

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Yours faithfully

/s/ Drew & Napier LLC

Drew & Napier LLC